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                                                                  Exhibit (c)(4)
                                 PROMISSORY NOTE


 $_______                                                      December 21, 1999
                                                       Rolling Meadows, Illinois


      FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of MYR Group Inc., a Delaware corporation (the "Company'), the principal sum of _______________ ________________________________ ($____________) with interest
(computed on the basis of the actual number of days elapsed over a 365-day year) on the unpaid balance thereof at the rate equal to 150 basis points over the 90 day LIBOR rate as quoted from time to time by Harris Trust & Savings Bank, Chicago Illinois from the date hereof until the principal amount of this Note is paid in full, which interest shall be payable at maturity. The principal amount of this Note shall be payable on the earlier of the sale by the undersigned of the Shares (as hereinafter defined) or December 31, 2000.

      Payments of principal and interest on this Note shall be payable at the offices of the Company, 1701 W. Golf Rd, Suite 1012, Rolling Meadows, IL 60008, or such other place as the holder of this Note may from time to time designate in writing.

      This Note has been issued in connection with the purchase of shares of common stock, $0.01 par value per share, of the Company (the "Shares"), pursuant to the exercise of one or more options granted to the undersigned by the Company. Without in any manner impacting the full recourse nature of this Note, the undersigned hereby assigns, transfers and pledges all of the Shares to the Company to secure the performance by the undersigned of his obligations under this Note. The undersigned will deliver to the Company, within 5 business days of the date of this Note, a stock certificate representing the Shares to serve as security accompanied by a duly executed stock power.

      The undersigned shall have the right to prepay this Note, in whole or in part, without premium or penalty at any time after six months following the date of this Note.

      The undersigned hereby waives presentment, notice of dishonor or protest of dishonor of this Note.

      This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

                                                     ---------------------------
                                                     [Name of Executive Officer]